UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2009
Vector Group Ltd.

(Exact name of Registrant as specified in its charter)

Delaware	1-5759	65-0949535

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 S.E. Second Street, Miami, Florida	33131

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (305) 579-8000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 11, 2009, Vector Group Ltd. (the “Company”) completed the sale of $50.0 million of its 6.75% Variable Interest Senior Convertible Notes due 2014 (the “Notes”), the form of which is attached hereto as Exhibit 4.1, to Frost Nevada Investments Trust (the “Purchaser”) in a private placement. The Notes were sold pursuant to the terms of a Purchase Agreement, dated as of May 11, 2009, between the Company and the Purchaser, a copy of which is attached hereto as Exhibit 4.2 (the “Purchase Agreement”). The purchase price consisted of $38.225 million in cash and $11.005 million in aggregate principal amount of the Company’s 5% Variable Interest Senior Convertible Notes due 2011, valued at 107% of principal amount. The Purchaser is affiliated with Dr. Phillip Frost, who, prior to the consummation of the sale, may have been deemed to beneficially own approximately 8.1% of the common stock of the Company. Following consummation of the sale, Dr. Frost may be deemed to beneficially own approximately 11.5% of the common stock of the Company. The Company intends to use the net proceeds of the issuance for general corporate purposes.
     The Notes are convertible, at the option of the holder at any time on or prior to maturity, into shares of the Company’s common stock at a conversion price of $15.04 per share, which is equal to a conversion rate of approximately 66.489 shares of common stock per $1,000 principal amount of Notes, subject to adjustment. Under the terms of the Notes, upon request by the holders of a majority in aggregate principal amount of the then outstanding Notes, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the Company’s common stock issuable upon conversion of the Notes.
     Interest on the Notes is payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2009. The Notes will accrue interest at 3.75% per annum, with an additional amount of interest payable on each interest payment date equal to the product of the amount of cash dividends paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of the Company’s common stock into which the Notes are convertible on such record date (such additional interest, on an annualized basis, the “Additional Interest Payment,” and the sum of 3.75% per annum of the outstanding principal amount of the notes plus the Additional Interest Payment, being the “Total Interest”). Notwithstanding the foregoing, annual interest payable shall be the higher of (i) the Total Interest or (ii) 6 3/4% per annum of such outstanding principal amount. The Notes will mature on November 15, 2014. The Company will redeem on May 11, 2014 and at the end of each interest accrual period thereafter an additional amount, if any, of the Notes necessary to prevent the Notes from being treated as an “Applicable High Yield Discount Obligation” under the Internal Revenue Code.
     The Notes will be the Company’s unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of its existing and future unsecured and unsubordinated indebtedness. In addition, the Notes will effectively rank junior to the Company’s existing and any future secured indebtedness and junior to liabilities of the Company’s subsidiaries.
     Upon a fundamental change (as defined in the Notes), each holder of the Notes may require the Company to repurchase some or all of its Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any.
     If an event of default (as defined in the Notes) has occurred and is continuing (as defined in the Notes), the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable at their principal amount together with accrued interest, except that an event of default resulting from a bankruptcy or similar proceeding will automatically cause the Notes to become immediately due and payable without any declaration or other act on the part of any Note holders.
     The summary of the foregoing transaction is qualified in its entirety by reference to the text of the related agreements, which are included as exhibits hereto and are incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     See Item 1.01, which is incorporated herein by reference.

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Item 3.02	Unregistered Sales of Equity Securities.
     See Item 1.01, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
     The following Exhibits are filed herewith:

Exhibit 4.1	Form of Note, dated May 11, 2009, by Vector Group Ltd. to Frost Nevada Investments Trust.

Exhibit 4.2	Purchase Agreement, dated as of May 11, 2009, between Vector Group Ltd. and Frost Nevada Investments Trust.

Exhibit 99.1	Press release dated May 11, 2009.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2009	VECTOR GROUP LTD.
	By:	/s/ J. Bryant Kirkland III
		Name:	J. Bryant Kirkland III
		Title:	Vice President, Treasurer and Chief Financial Officer

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